Exhibit 5.1

McGuireWoods LLP www.mcguirewoods.com

November 10, 2014

First American Financial Corporation

1 First American Way

Santa Ana, California 92707

Ladies and Gentlemen:

We have acted as counsel to First American Financial Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of its 4.600% Senior Notes due 2024 (the “Notes”) pursuant to the Registration Statement on Form S-3ASR (File No. 333-186166) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on January 24, 2013 and the Prospectus dated January 24, 2013, constituting part of the Registration Statement (the “Base Prospectus”), as supplemented by the Prospectus Supplement dated November 5, 2014 (the “Prospectus Supplement” together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Act, relating to the Notes.

The Notes are to be sold pursuant to an Underwriting Agreement dated November 5, 2014 (the “Underwriting Agreement”) among the Company and J.P. Morgan Securities LLC, Goldman, Sachs & Co. and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named in the Underwriting Agreement. The Notes will be issued pursuant to an Indenture dated as of January 24, 2013 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture dated as of November 10, 2014 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with this opinion letter, we have examined originals or copies identified to our satisfaction as being true copies, of the following documents: (a) the Registration Statement; (b) the Prospectus; (c) the Indenture; (d) the global note certificate representing the Notes; (e) the certificate of incorporation and bylaws of the Company, each as amended to date; (f) certain resolutions adopted by the Company’s Board of Directors; (g) the Underwriting Agreement; and (h) certificates of officers of the Company and of public officials, and originals or copies of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

First American Financial Corporation

November 10, 2014

In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or other copies and the authenticity of the originals of such copies.

We have relied as to certain matters upon the statements of fact contained in documents that we have examined in connection with our representation of the Company. In addition, we have assumed, without independent investigation, that all parties to agreements or instruments relevant to this opinion, other than the Company, have the requisite power and authority (corporate or otherwise) to enter into and perform all obligations under such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based upon and in reliance on the foregoing, and subject to the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that when (i) the Notes have been issued and sold as contemplated by the Registration Statement, the Base Prospectus and the Prospectus Supplement, (ii) the Company has received the consideration provided for in the Prospectus Supplement and the Underwriting Agreement, and (iii) the Notes have been authenticated in accordance with the provisions of the Indenture, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are limited to the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York, all as in effect on the date hereof, and we do not express any opinion concerning any other law.

The opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit thereby that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP